EXHIBIT 10.3

EOG RESOURCES, INC.
NONEMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

Grantee:  [NAME]
Congratulations! You have been granted an Award of EOG Resources, Inc. Restricted Stock Units as follows:
Date of Grant:	[GRANT DATE]
Vesting Period:	12 Months from the Date of Grant
Restricted Stock Units awarded under this Grant:	[# UNITS]

This Restricted Stock Unit Award Agreement (this "Agreement" or this "Award" or "Grant") is governed by the terms and conditions of the EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (as amended, the "Plan"), which is hereby made a part of this Agreement.  A copy of the Plan is available upon request to the Human Resources Department of EOG Resources, Inc. (the "Company").  All capitalized terms that are not defined in this Agreement have the meanings ascribed to them under the Plan.  Under the terms of this Agreement and the Plan, a Restricted Stock Unit ledger account will be maintained by the Company until you become vested in the Restricted Stock Units.  You will have no voting rights with respect to the Company common stock represented by such Restricted Stock Units until such time as the common stock is issued to you.
The Company, pursuant to the Plan, hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a Restricted Stock Unit Grant in accordance with the terms set forth below.
Assuming your continuous membership on the Board of Directors (the "Board") of the Company, this Award shall vest on [One year anniversary of grant date].  Unless you elect otherwise, the shares of Company common stock represented by the Restricted Stock Units awarded hereunder that have vested in accordance with the terms hereunder shall be issued to you on the first business day following the date of vesting (or as soon as administratively practicable thereafter).   Following issuance, you may sell or otherwise dispose of thirty-five percent (35%) of the shares issued hereunder to cover any tax obligation you may incur as a result of the vesting, but you must hold sixty-five percent (65%) of the shares issued hereunder until you no longer serve as a member of the Board.
Except as provided below, if your membership on the Board does not continue until [One year anniversary of grant date], this Award shall terminate and all Restricted Stock Units awarded hereunder shall be forfeited and canceled.  If your membership on the Board terminates due to disability or death on or before [One year anniversary of grant date], all forfeiture restrictions on the Restricted Stock Units awarded hereunder shall lapse and all shares of common stock represented by the Restricted Stock Units awarded hereunder shall be distributed to you, your estate, or the person who acquires this Grant by will or the laws of descent and distribution, as applicable, as soon as administratively practicable following your date of termination or death.  As used herein, "disability" shall mean the inability to perform the duties and services as a Director of the Company by reason of a medically determinable physical or mental impairment supported by medical evidence which in the opinion of the Board can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months.  Upon a Change in Control of the Company (as described in Article XIII of the Plan) on or before [One year anniversary of grant date], all forfeiture restrictions on the Restricted Stock Units awarded hereunder shall lapse and all shares of common stock represented by the Restricted Stock Units awarded hereunder shall be distributed to you as soon as administratively practicable following the effective date of the Change in Control of the Company.  If your membership on the Board terminates because you do not stand for re-election, or are not re-elected, to the Board at the following Annual Meeting of Stockholders, or your resignation from the Board pursuant to Section 10 (or a successor section) of the Company's Corporate Governance Guidelines is accepted, all forfeiture restrictions on the Restricted Stock Units awarded hereunder shall lapse and all shares of common stock represented by the Restricted Stock Units awarded hereunder shall be distributed to you as soon as administratively practicable following the expiration of your term as a director. If you are removed from the Board for cause on or before [One year anniversary of grant date], this Award shall terminate and all Restricted Stock Units awarded hereunder shall be forfeited and canceled.  For purposes of this Agreement, "cause" shall mean gross negligence or willful misconduct in performance of duties of a Director, or final conviction of a felony or of a misdemeanor involving moral turpitude.
Notwithstanding the foregoing and contingent on you remaining on the Board until [One year anniversary of grant date], if you have elected for your Restricted Stock Units, upon vesting, to be treated as "phantom" shares in accordance with the terms of the EOG Resources, Inc. 409A Deferred Compensation Plan, as amended (the "Deferral Plan"), then this Grant shall, from the date that is 12 months from the Date of Grant, be governed by the terms of the Deferral Plan and this Agreement, and you will have no voting rights with respect to the Company common stock represented by such "phantom" shares until such time as shares of common stock are issued to you in accordance with the Deferral Plan.
By accepting the terms of this Agreement, you consent to the electronic delivery of documents related to your current or future participation in the Plan (including the Plan documents; this Agreement; any other prospectus or other documents describing the terms and conditions of the Plan and this Grant; and the Company's then-most recent annual report to stockholders, Annual Report on Form 10-K and definitive proxy statement), and you acknowledge that such electronic delivery may be made by the Company, in its sole discretion, by one or more of the following methods: (i) the posting of such documents on the Company's intranet website; (ii) the posting of such documents on the UBS Financial Services, Inc. website; (iii) the delivery of such documents via the UBS Financial Services, Inc. website; (iv) the posting of such documents to another Company intranet website or third party internet website accessible by you; or (v) delivery via electronic mail, by attaching such documents to such electronic email and/or including a link to such documents on a Company intranet website or third party internet website accessible by you.  Notwithstanding the foregoing, you also acknowledge that the Company may, in its sole discretion (and as an alternative to, or in addition to, electronic delivery) deliver a paper copy of any such documents to you.  You further acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company (Attention: Human Resources Department) by telephone or in writing.